UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2010

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

1818 Market Street, Suite 3700, Philadelphia, Pennsylvania 199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		19103 06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

As previously disclosed, on March 18, 2009, Chemtura Corporation and 26 U.S. affiliates filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

As previously disclosed, on December 23, 2009, Chemtura Corporation entered into a Share and Asset Purchase Agreement (the “SK SAPA”) with SK Atlas, LLC, a Delaware limited liability company and SK Capital Partners II, LP, a Delaware limited liability company (collectively “SK”).  As provided in the SK SAPA, Chemtura Corporation or its affiliates (collectively “Chemtura” or the “Company”) agreed, subject to Bankruptcy Court approval as described below, to sell (i) the ownership interest in Chemtura Vinyl Additives GmbH (“Chemtura Vinyl”) and (ii) certain assets used in the manufacture and distribution of tin and mixed metal stabilizers, organic based stabilizers, epoxidized soybean oil, liquid phosphite esters, chemical foaming agents and impact modifiers, and related intermediates of each of the foregoing, as engaged in by the Company at its Taft, Louisiana facility and by Chemtura Vinyl (collectively the “PVC Additives Business”), to SK for, among other things, cash consideration of $2.1 million and the assumption by SK of certain liabilities including certain pension obligations and environmental liabilities.  The purchase price is subject to a post-closing net working capital adjustment.  The sale of the PVC Additives Business to SK Capital is subject to certain closing conditions and the consent by Chemtura’s debtor-in-possession financing lenders which consent was obtained on January 15, 2010.

On December 23, 2009, Chemtura filed a motion with the Bankruptcy Court (the “Sale Motion”), pursuant to Section 363 of the Bankruptcy Code, seeking, among other things, approval of an auction process and bidding procedures that will govern the sale of the PVC Additives Business to SK or another bidder with the highest or otherwise best offer and approval of the sale of the PVC Additives Business in accordance with the auction process and bidding procedures.  On January 14, 2010, the Bankruptcy Court entered an order (the “Bidding Procedures Order”) establishing an auction process and bidding procedures (the “Auction”) to govern the sale of the PVC Additives Business.  Pursuant to the Bidding Procedures Order, the Auction was held on February 22, 2010.

On February 23, 2010, pursuant to the Bidding Procedures Order and following the Auction, Chemtura entered into a Share and Asset Purchase Agreement (the “Artek SAPA”)  with Artek Aterian Holding Company, LLC, a Delaware limited liability company, and its sponsors, Aterian Investment Partners Distressed Opportunities, LP, a Delaware limited partnership and Artek Surfin Chemicals Ltd., an Indian private limited company (collectively “Artek”).  As provided in the Artek SAPA, Chemtura has agreed, subject to Bankruptcy Court approval as described below, to sell the PVC Additives Business, to Artek for, among other things, cash consideration of $16.2 million and the assumption by Artek of certain liabilities including certain pension obligations and environmental liabilities.  The purchase price is subject to certain adjustments including a post-closing net working capital adjustment.  The sale of the PVC Additives Business to Artek is subject to certain closing conditions.

On February 23, 2010, the Bankruptcy Court held a hearing on the Sale Motion pursuant to Section 363 of the Bankruptcy Code, and issued an order approving, among other things, the sale of the PVC Additives Business to Artek pursuant to the Artek SAPA and the transactions contemplated thereby.  The transaction is expected to close in the second quarter of 2010.

The foregoing description of the Artek SAPA does not purport to be complete and is qualified in its entirety by reference to the Artek SAPA which is filed as Exhibit 2.1 and incorporated into this report by reference.  The Artek SAPA has been included to provide investors with information regarding its terms.  Except for its status as a contractual document that establish and govern the legal relations among the parties thereto with respect to the transaction described in this Form 8-K, the Artek SAPA is not intended to be a source of factual, business or operational information about the parties.  Investors are not third-party beneficiaries under the Artek SAPA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

Item 7.01.  Regulation FD Disclosure.

As noted previously, additional information regarding the Chapter 11 cases is available on the internet at www.chemtura.com.  Bankruptcy Court filings and claims information are available at www.kccllc.net/chemtura.  Such filings include, among other things, monthly operating reports and motions filed with the Bankruptcy Court including the Debtors’ motion filed on February 19, 2010 seeking, among other things, the authority to adopt a 2010 Management Incentive Plan and 2010 Emergence Incentive Plan (collectively, the “Plans”). The motion contains certain specific financial metrics that the Company utilizes as performance measures under the terms of the Plans including EBITDA (as defined in the motion).

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit Description

2.1
Share and Asset Purchase Agreement, dated February 23, 2010, among Chemtura Corporation, Artek Aterian Holding Company, LLC, Aterian Investment Partners Distressed Opportunities, LP and Artek Surfin Chemicals Ltd.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)

By:	/s/ Robert J. Cicero
Name:	Robert J. Cicero
Title:	Associate General Counsel & Assistant Secretary

Date: February 24, 2010

Exhibit Index

Exhibit Number	Exhibit Description

2.1
Share and Asset Purchase Agreement, dated February 23, 2010, among Chemtura Corporation, Artek Aterian Holding Company, LLC, Aterian Investment Partners Distressed Opportunities, LP and Artek Surfin Chemicals Ltd.